EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2018 Net Income of $4.4 Million, or $0.92 per Share

ELMIRA, N.Y., April 18, 2018 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income for the first quarter of 2018 of $4.4 million, or $0.92 per share, compared to $3.0 million, or $0.62 per share, for the first quarter of 2017.

Anders M. Tomson, Chemung Financial Corporation CEO, stated:

“We had a great start to 2018 with strong growth in year-over-year net income, which continues to be driven by our commercial and indirect loan portfolios and improving margins. Due to the seasonality of our commercial and indirect consumer portfolios, we expect to see stronger growth in our loan portfolios during the next two quarters. We remain optimistic about the strength of the economy, however, the environment for deposits and commercial loans remains intensely competitive. We continue to assess our environment to meet the expectations of our clients, while tightly managing our cost of interest-bearing liabilities.”

First Quarter Highlights1

  Net interest income increased $1.4 million, or 10.4%
  Non-interest income increased $0.6 million, or 13.0%
  Effective tax rate decreased from 30.0% to 19.3%
  Loans, net of deferred fees, increased $8.1 million, or 0.6%
  Commercial loans increased $4.7 million, or 0.6%
  Deposits increased $50.8 million, or 3.5%
  Dividends declared during the first quarter of 2018 were $0.26 per share

A more detailed summary of financial performance follows.

1 Balance sheet comparisons are calculated for March 31, 2018 versus December 31, 2017. Income statement comparisons are calculated for the first quarter of 2018 versus first quarter of 2017.

1st Quarter 2018 vs 1st Quarter 2017

Net Interest Income:

Net interest income for the current quarter totaled $14.9 million compared with $13.5 million for the same period in the prior year, an increase of $1.4 million, or 10.4%. Interest and fees from loans increased $1.6 million, while interest from investments, including interest-earning deposits, decreased $0.2 million in the current quarter as compared to the same period in the prior year. Interest expense on borrowed funds increased $0.1 million, while interest expense on securities sold under agreements to repurchase decreased $0.1 million in the first quarter of 2018 when compared to the same period in the prior year. Fully taxable equivalent net interest margin was 3.75% in the first quarter of 2018, compared with 3.45% for the same period in the prior year. Average interest-earning assets increased $18.3 million in the first quarter of 2018, compared to the same period in the prior year. The average yield on interest-earning assets increased 28 basis points, while the average cost of interest-bearing liabilities decreased one basis point in the first quarter of 2018, compared to the same period in the prior year. The increase in the average yield on interest-earning assets can be mostly attributed to a 25 basis points increase in the average yield on commercial loans, due to an increase in PRIME and LIBOR, along with a $0.3 million increase in prepayments penalties during the first quarter of 2018, compared to the same period in the prior year. Additionally, the average yield on investments increased 22 basis points due to the increase in the average yield on interest-earnings assets, compared to the same period in the prior year. The decline in the average cost of interest-bearing liabilities can be attributed to an 81 basis points decline in the cost of borrowings due to the maturity of one $10.0 million repurchase agreement (4.54% rate) in March 2017, one $4.0 million FHLB advance (3.90% rate) in October 2017, and one $2.0 million FHLB term advance (3.05%) in January 2018.

Non-Interest Income:

Non-interest income for the current quarter was $5.5 million compared with $4.8 million for the same period in the prior year, an increase of $0.6 million, or 13.0%. The increase was due primarily to increases of $0.2 million in wealth management group fee income and $0.3 million in other non-interest income. The increase in WMG fee income can be attributed to an increase in assets under management or administration. The increase in other non-interest income can be mostly attributed to a $0.4 million New York State sales tax refund received during the first quarter of 2018.

Non-Interest Expense:

Non-interest expense for the current quarter was $14.2 million compared with $13.0 million for the same period in the prior year, an increase of $1.1 million, or 8.6%. The increase was due primarily to increases of $0.4 million in salaries and wages, $0.1 million in data processing expenses, $0.2 million in professional services, $0.1 million in marketing and advertising expenses, and $0.1 million in other real estate owned expenses. The increase in salaries and wages can be attributed to an increase in the number of employees, compared to the prior year, and annual merit increases. The Bank opened one denovo branch in Schenectady, New York in January 2018. The increase in professional services can be mostly attributed to consulting costs associated with the New York State sales tax refund noted above within the Non-Interest Income section. The increase in data processing and marketing and advertising can be attributed to the timing of projects. The increase in other real estate owned expenses can be attributed to additional OREO properties, compared to the prior year.

Income Tax Expense:

Income tax expense for the quarter was $1.1 million compared with $1.3 million for the same period in the prior year, a decrease of $0.2 million, or 16.9%. The decrease was due primarily to the decline in the Federal income tax rate from 34% to 21%, with the enactment of the Tax Cuts and Jobs Act of 2017. Additionally, the Corporation increased income generated from CCTC Funding Corp., a real estate investment trust subsidiary of the Bank, reducing the Corporation’s state income tax. Partially offsetting these tax benefits was higher income before income tax expense for the quarter, when compare to the same period in the prior year.

Asset Quality

Non-performing loans totaled $17.3 million at March 31, 2018, or 1.31% of total loans, compared with $17.3 million at December 31, 2017, or 1.32% of total loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $19.1 million, or 1.12% of total assets, at March 31, 2018, compared with $19.3 million, or 1.13% of total assets, at December 31, 2017.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the first quarter of 2018 was $0.7 million, a decrease of $0.3 million compared with the same period in the prior year. The decline in the provision can be attributed to a decline in specific impairments and slower growth in the loan portfolio compared to the same period in the prior year. Net charge-offs for the first quarter of 2018 were $0.5 million, compared with $0.3 million for the first quarter of 2017.

The allowance for loan losses was $21.4 million as of March 31, 2018 and $21.2 million as of December 31, 2017. The allowance for loan losses was 123.78% of non-performing loans at March 31, 2018 compared with 122.15% at December 31, 2017. The ratio of the allowance for loan losses to total loans was 1.62% at March 31, 2018 compared with 1.61% at December 31, 2017.

Balance Sheet Activity

Assets totaled $1.700 billion at March 31, 2018 compared with $1.708 billion at December 31, 2017, a decrease of $7.7 million, or 0.4%. The decline was due primarily to decreases of $14.1 million in securities available for sale and $2.7 million in FHLB stock, offset by increases of $8.1 million in loans and $2.4 million in accrued interest receivable and other assets.

The decrease in securities available for sale can be mostly attributed to pay-downs, maturities, and an increase in unrealized losses. The decrease in FHLB stock can be attributed to the pay-down of the FHLB overnight advances. The increase in total loans can be attributed to increases of $3.0 million in commercial mortgages, $1.7 million in commercial and agriculture loans, $0.2 million in residential mortgages, and $3.9 million in indirect consumer loans, offset by a decrease of $0.7 million in other consumer loans. The increase in accrued interest receivable and other assets can be mostly attributed to the fair market value adjustment to interest rate swaps of $0.9 million at March 31, 2018.

Deposits totaled $1.518 billion at March 31, 2018 compared with $1.467 billion at December 31, 2017, an increase of $50.8 million, or 3.5%. The growth was attributable to increases of $60.3 million in money market accounts and $4.0 million in savings deposits, offset by decreases of $7.3 million in non-interest-bearing demand deposits, $4.3 million in interest-bearing demand deposits, and $1.9 million in time deposits. The increase in money market accounts can be attributed to the seasonal inflow of deposits from existing municipal clients. FHLB advances and other debt totaled $4.5 million at March 31, 2018 compared with $64.2 million at December 31, 2017, a decrease of $59.8 million, or 93.0%. The decline can be attributed to the pay-down of FHLB overnight advances due to the increase in deposits.

Total shareholders’ equity was $150.3 million at March 31, 2018 compared with $149.8 million at December 31, 2017, an increase of $0.4 million, or 0.3%. The increase in retained earnings of $3.2 million was due primarily to earnings of $4.4 million, offset by $1.2 million in dividends declared during the first quarter of 2018. The increase in accumulated other comprehensive loss of $3.5 million can be attributed to the decline in the fair market value of the securities portfolio. Also, additional-paid-in capital increased $0.4 million and treasury stock decreased $0.3 million, due to the issuance of shares to the Corporation’s employee benefit stock plans.

The total equity to total assets ratio was 8.84% at March 31, 2018 compared with 8.77% at December 31, 2017. The tangible equity to tangible assets ratio was 7.55% at March 31, 2018 compared with 7.48% at December 31, 2017. Book value per share increased to $31.16 at March 31, 2018 from $31.10 at December 31, 2017. As of March 31, 2018, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action and the Corporation met all capital adequacy requirements to which it is subject.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.957 billion at March 31, 2018, including $361.6 million of assets under management or administration for the Corporation, compared to $1.952 billion at December 31, 2017, including $346.8 million of assets under management or administration for the Corporation, an increase of $5.0 million, or 0.3%.

About Chemung Financial Corporation

Chemung Financial Corporation is a $1.7 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2018	2017	2017	2017	2017
ASSETS
Cash and due from financial institutions	$25,473	$27,966	$34,572	$26,684	$26,275
Interest-earning deposits in other financial institutions	5,531	2,763	21,806	37,862	99,410
Total cash and cash equivalents	31,004	30,729	56,378	64,546	125,685

Equity investments	2,154	2,337	2,248	2,207	2,150

Securities available for sale	278,984	293,091	311,700	323,777	302,074
Securities held to maturity	3,640	3,781	3,865	4,928	3,721
FHLB and FRB stocks, at cost	3,097	5,784	3,497	3,764	3,597
Total investment securities	285,721	302,656	319,062	332,469	309,392

Commercial	848,075	843,337	826,554	794,175	780,687
Mortgage	194,600	194,440	197,210	200,629	198,020
Consumer	277,236	274,047	265,049	257,843	255,544
Loans, net of deferred loan fees	1,319,911	1,311,824	1,288,813	1,252,647	1,234,251
Allowance for loan losses	(21,390)	(21,161)	(15,694)	(15,104)	(14,960)
Loans, net	1,298,521	1,290,663	1,273,119	1,237,543	1,219,291

Loans held for sale	190	542	1,246	386	20
Premises and equipment, net	26,136	26,657	27,366	27,836	28,206
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	1,891	2,085	2,292	2,506	2,719
Accrued interest receivable and other assets	32,513	30,127	28,147	29,255	26,813
Total assets	$1,699,954	$1,707,620	$1,731,682	$1,718,572	$1,736,100

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$460,271	$467,610	$449,841	$436,017	$432,062
Interest-bearing demand deposits	144,707	149,026	156,094	144,239	154,848
Money market accounts	574,075	513,782	586,795	591,751	597,547
Savings deposits	222,700	218,666	218,106	220,227	219,180
Time deposits	116,447	118,362	126,182	132,803	140,614
Total deposits	1,518,200	1,467,446	1,537,018	1,525,037	1,544,251

Securities sold under agreements to repurchase	10,000	10,000	10,000	11,937	15,215
FHLB advances and other debt	4,464	64,217	13,577	13,658	13,736
Accrued interest payable and other liabilities	17,028	16,144	16,810	15,978	14,641
Total liabilities	1,549,692	1,557,807	1,577,405	1,566,610	1,587,843

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,404	45,967	46,089	45,966	45,901
Retained earnings	131,694	128,453	130,006	127,585	125,860
Treasury stock, at cost	(14,053)	(14,320)	(14,596)	(14,670)	(14,801)
Accumulated other comprehensive (loss)	(13,836)	(10,340)	(7,275)	(6,972)	(8,756)
Total shareholders' equity	150,262	149,813	154,277	151,962	148,257
Total liabilities and shareholders' equity	$1,699,954	$1,707,620	$1,731,682	$1,718,572	$1,736,100

Period-end shares outstanding	4,822	4,817	4,804	4,799	4,794

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,		Percent
(in thousands, except per share data)	2018	2017	Change
Interest and dividend income:
Loans, including fees	$14,050	$12,499	12.4
Taxable securities	1,289	1,422	(9.4)
Tax exempt securities	308	238	29.4
Interest-earning deposits	22	155	(85.8)
Total interest and dividend income	15,669	14,314	9.5

Interest expense:
Deposits	501	538	(6.9)
Securities sold under agreements to repurchase	93	193	(51.8)
Borrowed funds	175	89	96.6
Total interest expense	769	820	(6.2)

Net interest income	14,900	13,494	10.4
Provision for loan losses	709	1,040	(31.8)
Net interest income after provision for loan losses	14,191	12,454	13.9

Non-interest income:
Wealth management group fee income	2,316	2,109	9.8
Service charges on deposit accounts	1,164	1,184	(1.7)
Interchange revenue from debit card transactions	1,035	920	12.5
Net gains on sales of loans held for sale	46	69	(33.3)
Net gains (losses) on sales of other real estate owned	44	17	158.8
Income from bank owned life insurance	16	17	(5.9)
Other	854	531	60.8
Total non-interest income	5,475	4,847	13.0

Non-interest expense:
Salaries and wages	5,714	5,275	8.3
Pension and other employee benefits	1,250	1,218	2.6
Net occupancy	1,608	1,606	0.1
Furniture and equipment	658	682	(3.5)
Data processing	1,742	1,604	8.6
Professional services	540	300	80.0
Amortization of intangible assets	194	226	(14.2)
Marketing and advertising	349	249	40.2
Other real estate owned expense	138	19	626.3
FDIC insurance	317	325	(2.5)
Loan expense	169	116	45.7
Other	1,487	1,425	4.4
Total non-interest expense	14,166	13,045	8.6

Income before income tax expense	5,500	4,256	29.2
Income tax expense	1,061	1,277	(16.9)
Net income	$4,439	$2,979	49.0

Basic and diluted earnings per share	$0.92	$0.62
Cash dividends declared per share	0.26	0.26
Average basic and diluted shares outstanding	4,822	4,790

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, per share data)	2018	2017	2017	2017	2017
RESULTS OF OPERATIONS
Interest income	$15,669	$15,560	$15,497	$14,684	$14,314
Interest expense	769	780	734	734	820
Net interest income	14,900	14,780	14,763	13,950	13,494
Provision for loan losses	709	6,272	1,289	421	1,040
Net interest income after provision for loan losses	14,191	8,508	13,474	13,529	12,454
Non-interest income	5,475	5,456	5,166	5,022	4,847
Non-interest expense	14,166	13,111	13,276	14,332	13,045
Income before income tax expense	5,500	853	5,364	4,219	4,256
Income tax expense	1,061	3,012	1,710	1,263	1,277
Net income (loss)	$4,439	$(2,159)	$3,654	$2,956	$2,979

Basic and diluted earnings per share	$0.92	$(0.45)	$0.76	$0.62	$0.62
Average basic and diluted shares outstanding	4,822	4,809	4,802	4,797	4,790

PERFORMANCE RATIOS
Return on average assets	1.06%	(0.50)%	0.85%	0.69%	0.71%
Return on average equity	11.96%	(5.53)%	9.46%	7.90%	8.24%
Return on average tangible equity (a)	14.21%	(6.55)%	11.24%	9.43%	9.90%
Efficiency ratio (a) (b)	68.21%	63.43%	64.83%	69.28%	69.25%
Non-interest expense to average assets	3.37%	3.01%	3.09%	3.34%	3.12%
Loans to deposits	86.94%	89.40%	83.85%	82.14%	79.93%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.34%	4.26%	4.34%	4.18%	4.19%
Yield on investments	2.22%	2.15%	2.16%	2.01%	2.00%
Yield on interest-earning assets	3.94%	3.82%	3.86%	3.65%	3.66%
Cost of interest-bearing deposits	0.20%	0.20%	0.20%	0.20%	0.20%
Cost of borrowings	2.23%	2.42%	2.95%	2.82%	3.04%
Cost of interest-bearing liabilities	0.29%	0.28%	0.27%	0.26%	0.30%
Interest rate spread	3.65%	3.54%	3.59%	3.39%	3.36%
Net interest margin, fully taxable equivalent	3.75%	3.63%	3.68%	3.47%	3.45%

CAPITAL
Total equity to total assets at end of period	8.84%	8.77%	8.91%	8.84%	8.54%
Tangible equity to tangible assets at end of period (a)	7.55%	7.48%	7.62%	7.53%	7.23%

Book value per share	$31.16	$31.10	$32.11	$31.67	$30.93
Tangible book value per share (a)	26.24	26.14	27.09	26.60	25.81
Period-end market value per share	46.47	48.10	47.10	40.88	39.50
Dividends declared per share	0.26	0.26	0.26	0.26	0.26

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,315,207	$1,291,414	$1,259,919	$1,237,189	$1,215,445
Interest earning assets	1,623,748	1,639,257	1,615,833	1,634,955	1,605,460
Total assets	1,703,047	1,727,616	1,707,111	1,723,664	1,694,199
Deposits	1,488,708	1,516,390	1,512,685	1,532,819	1,495,724
Total equity	150,495	154,767	153,244	150,155	146,642
Tangible equity (a)	126,665	130,759	129,024	125,720	121,988

ASSET QUALITY
Net charge-offs	$479	$805	$699	$277	$333
Non-performing loans (d)	17,280	17,324	14,028	15,208	12,914
Non-performing assets (e)	19,113	19,264	14,216	15,545	13,251
Allowance for loan losses	21,390	21,161	15,694	15,104	14,960

Annualized net charge-offs to average loans	0.15%	0.25%	0.22%	0.09%	0.11%
Non-performing loans to total loans	1.31%	1.32%	1.09%	1.21%	1.05%
Non-performing assets to total assets	1.12%	1.13%	0.82%	0.90%	0.76%
Allowance for loan losses to total loans	1.62%	1.61%	1.22%	1.21%	1.21%
Allowance for loan losses to non-performing loans	123.78%	122.15%	111.88%	99.32%	115.84%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017			Three Months Ended March 31, 2018 vs. 2017
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$844,674	$9,431	4.53%	$761,216	$8,030	4.28%	$1,401	$914	$487
Mortgage loans	194,917	1,811	3.77%	198,373	1,887	3.86%	(76)	(33)	(43)
Consumer loans	275,616	2,845	4.19%	255,856	2,642	4.19%	203	203	-
Taxable securities	250,015	1,291	2.09%	272,580	1,424	2.12%	(133)	(114)	(19)
Tax-exempt securities	54,624	379	2.81%	44,757	345	3.13%	34	71	(37)
Interest-earning deposits	3,902	22	2.29%	72,678	155	0.86%	(133)	(234)	101
Total interest earning assets	1,623,748	15,779	3.94%	1,605,460	14,483	3.66%	1,296	807	489

Non- interest earnings assets:
Cash and due from banks	27,252			25,885
Premises and equipment, net	26,545			28,655
Other assets	53,753			53,954
Allowance for loan losses	(21,253)			(14,349)
AFS valuation allowance	(6,998)			(5,406)
Total assets	$1,703,047			$1,694,199

Interest-bearing liabilities:
Interest-bearing checking	$151,511	$35	0.09%	$152,954	$36	0.10%	(1)	-	(1)
Savings and money market	769,997	374	0.20%	783,330	375	0.19%	(1)	(9)	8
Time deposits	117,120	92	0.32%	141,250	127	0.36%	(35)	(21)	(14)
FHLB advances and repos	48,720	268	2.23%	37,666	282	3.04%	(14)	71	(85)
Total int.-bearing liabilities	1,087,348	769	0.29%	1,115,200	820	0.30%	(51)	41	(92)

Non-interest-bearing liabilities:
Demand deposits	450,080			418,190
Other liabilities	15,124			14,167
Total liabilities	1,552,552			1,547,557
Shareholders' equity	150,495			146,642
Total liabilities and shareholders' equity	$1,703,047			$1,694,199

Fully taxable equivalent net interest income		15,010			13,663		$1,347	$766	$581
Net interest rate spread (1)			3.65%			3.36%
Net interest margin, fully taxable equivalent (2)			3.75%			3.45%
Taxable equivalent adjustment		(110)			(169)
Net interest income		$14,900			$13,494

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income, Net Interest Margin, and Efficiency Ratio

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

The efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2018	2017	2017	2017	2017
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
AND EFFICIENCY RATIO
Net interest income (GAAP)	$14,900	$14,780	$14,763	$13,950	$13,494
Fully taxable equivalent adjustment	110	206	220	192	169
Fully taxable equivalent net interest income (non-GAAP)	$15,010	$14,986	$14,983	$14,142	$13,663

Non-interest income (GAAP)	$5,475	$5,456	$5,166	$5,022	$4,847
Less: net (gains) losses on security transactions	-	(97)	-	(12)	-
Adjusted non-interest income (non-GAAP)	$5,475	$5,359	$5,166	$5,010	$4,847

Non-interest expense (GAAP)	$14,166	$13,111	$13,276	$14,332	$13,045
Less: amortization of intangible assets	(194)	(207)	(214)	(213)	(226)
Less: legal reserve	-	-	-	(850)	-
Adjusted non-interest expense (non-GAAP)	$13,972	$12,904	$13,062	$13,269	$12,819

Average interest-earning assets (GAAP)	$1,623,748	$1,639,257	$1,615,833	$1,634,955	$1,605,460

Net interest margin - fully taxable equivalent (non-GAAP)	3.75%	3.63%	3.68%	3.47%	3.45%
Efficiency ratio (non-GAAP)	68.21%	63.43%	64.83%	69.28%	69.25%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2018	2017	2017	2017	2017
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$150,262	$149,813	$154,277	$151,962	$148,257
Less: intangible assets	(23,715)	(23,909)	(24,116)	(24,330)	(24,543)
Tangible equity (non-GAAP)	$126,547	$125,904	$130,161	$127,632	$123,714

Total assets (GAAP)	$1,699,954	$1,707,620	$1,731,682	$1,718,572	$1,736,100
Less: intangible assets	(23,715)	(23,909)	(24,116)	(24,330)	(24,543)
Tangible assets (non-GAAP)	$1,676,239	$1,683,711	$1,707,566	$1,694,242	$1,711,557

Total equity to total assets at end of period (GAAP)	8.84%	8.77%	8.91%	8.84%	8.54%
Book value per share (GAAP)	$31.16	$31.10	$32.11	$31.67	$30.93

Tangible equity to tangible assets at
end of period (non-GAAP)	7.55%	7.48%	7.62%	7.53%	7.23%
Tangible book value per share (non-GAAP)	$26.24	$26.14	$27.09	$26.60	$25.81

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2018	2017	2017	2017	2017
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$150,495	$154,767	$153,244	$150,155	$146,642
Less: average intangible assets	(23,830)	(24,008)	(24,220)	(24,435)	(24,654)
Average tangible equity (non-GAAP)	$126,665	$130,759	$129,024	$125,720	$121,988

Return on average equity (GAAP)	11.96%	(5.53)%	9.46%	7.90%	8.24%
Return on average tangible equity (non-GAAP)	14.21%	(6.55)%	11.24%	9.43%	9.90%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2018	2017	2017	2017	2017
NON-GAAP NET INCOME
Reported net income (GAAP)	$4,439	$(2,159)	$3,654	$2,956	$2,979
Net (gains) losses on security transactions (net of tax)	-	(60)	-	(8)	-
Legal reserve (net of tax)	-	-	-	528	-
Revaluation of net deferred tax asset	-	2,927	-	-	-
Non-GAAP net income	$4,439	$708	$3,654	$3,476	$2,979

Average basic and diluted shares outstanding	4,822	4,809	4,802	4,797	4,790

Reported basic and diluted earnings per share (GAAP)	$0.92	$(0.45)	$0.76	$0.62	$0.62
Reported return on average assets (GAAP)	1.06%	(0.50)%	0.85%	0.69%	0.71%
Reported return on average equity (GAAP)	11.96%	(5.53)%	9.46%	7.90%	8.24%

Core basic and diluted earnings per share (non-GAAP)	$0.92	$0.15	$0.76	$0.72	$0.62
Core return on average assets (non-GAAP)	1.06%	0.16%	0.85%	0.81%	0.71%
Core return on average equity (non-GAAP)	11.96%	1.81%	9.46%	9.29%	8.24%

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2017 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714